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                                 EXHIBIT NO. 5

                                ARCHER & GREINER
                           A PROFESSIONAL CORPORATION
                               COUNSELLORS AT LAW
                                 P.O. BOX 3000
                          HADDONFIELD, N.J. 08033-0968
                                 609 - 795-2121
                               FAX 609 - 795-0574

                            FTTP://WWW.ARCHERLAW.COM


                                                   August 7, 1996



Innovative Tech Systems, Inc.
444 Jacksonville Road, Suite 200
Warminster, PA  18974

Dear Sirs:

        We have examined the corporate records and proceedings of Innovative Tech Systems, Inc., an Illinois corporation, with respect to the legal sufficiency of all corporate proceedings of such corporation taken in connection with the creation, form and validity and full payment and non-assessability when issued of the 975,000 shares of common stock, par value $0.0185 per share, covered by the Registration Statement on Form S-8, dated August 7, 1996, in connection with which Registration Statement this opinion is rendered.

        Based upon such examination, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, and the shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, such shares will be validly authorized and legally issued, fully paid, and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                   Sincerely,


                                                   [SIG]

                                                   ARCHER & GREINER
                                                   A Professional Corporation